EXHIBIT 11

COMPUTATION OF EARNINGS PER SHARE


LILLY INDUSTRIES, INC.
(In thousands, except per share data)

                                                    Three Months Ended

                                                February 28      February 29
                                                   1997               1996

Primary:
 Average shares outstanding                        22,750            22,530

 Net income                                       $ 4,710           $ 3,486
 Net income per common share                      $  0.21           $  0.15
                                                  =======           =======

Average shares outstanding                         22,750            22,530
Dilutive stock options based
 on treasury stock method
 using average market
 price                                                550               370
                                                  -------           -------
                                                   23,300            22,900

 Net income                                       $ 4,710           $ 3,486
 Net income per common
  and common equivalent
  share                                           $  0.20           $  0.15
                                                  =======           =======

Fully diluted:
 Average shares outstanding                       22,750             22,530
 Dilutive stock options based
  on the treasury stock
  method using the higher
  of quarter end or average
  market price                                        550               370
                                                  -------           -------
                                                   23,300            22,900

 Net income                                       $ 4,710           $ 3,486
 Net income per common
  and common equivalent
  share                                           $  0.20           $  0.15
                                                  =======           =======